Exhibit 5.1

SHIQIN WANG –Attorney

Licensed in the State of New York

L&C Law Group P.C.

3808 Union St, Ste 10F,

Flushing, NY 11354

June 10, 2025

CybriaTech Inc.

B2, 6/F, Phase-2 Hang Fung Industrial Building 2G,

Hok Yuen Street, Hung Hom, Kowloon, Hong Kong

RE: Opinion to be filed with Registration Statement on Form S-1 by CybriaTech Inc.

Gentlemen:

This opinion is written in connection with a registration statement to be filed by CybriaTech Inc., a Nevada corporation, on form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), pursuant to which, the Company is registering under the Securities Act of 1933, as amended, up to 500,000,000 shares of its common stock, par value $0.0001 per share (the “Shares”), which will be newly issued common shares for public sale by the issuer and are being offered at $0.1 per share for the duration of the offering.

In connection with this opinion, I have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as I deemed relevant or necessary as the basis for the opinion hereinafter expressed.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of such copies. I have necessarily assumed the correctness and completion of the statements made or included therein by the Company, and I express no opinion thereon. As to various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

Based upon the foregoing, and subject to the limitations set forth below, I am of the opinion that the shares are duly authorized and, when issued and paid for as described in the Registration Statement and Prospectus, will be validly issued, fully paid and non-assessable.

My opinion is limited to the laws of the State of Nevada, including all statutory provisions adopted under Nevada law and all reported judicial decisions interpreting such provisions, and the federal securities laws of the United States and I express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name in connection therewith.

Sincerely,

Shiqin Wang, esq.

L&C Law Group P.C.